Exhibit 10.10

Plasma Process Agreement
(Translated Version)

Principal: Shandong Missile Biological Products Co., Ltd

Agent: Xia Jin An Tai Plasma Collection Co., Ltd (Xia Jin Plasma Company)

1.     Shandong Missile Biological Products Co., Ltd ("Principal") entrusts Xia Jin An Tai Plasma Collection Co., Ltd ("Agent") to purchase, collect, examine and deepfreeze plasma on behalf of the Principal.

2.     The Agent agrees with the Principal to purchase, collect, examine and deepfreeze the plasma according to the following rules and specifications:

2.1    Collecting qualified plasma from healthy blood donors within allowable collection district.

2.2    Collecting plasma according to the timetable and volume set by the Principal.

2.3    The plasma collected shall be subject to the following test and examinations according to the prescribed quality standard.

A     Negative HbsAg
B     Negative anti-HCV
C     Negative anti-HIV
D     ALT 25 units (ALT)
E     Negative reaction of serum to RPR
F     The content of plasma protein 55g/l
G     No virus pollution
H     There is no visible erythrolysis, lipemia, macroscopic red blood cell and any irregularity finding.

2.4    The net weight of each bag is 600g. Retain sufficient plasma specimen. Label and blood plasma inside the bag are consistent with computer record. Each 25 bags shall be packed in one box. All shall have packing list.

2.5    Storing on at -20 as soon as possible after collection, and ensure to congeal to in 6 hours.

3.     After processing, the agent shall notify the principal in time.

4.     The principal shall notify the agent in writing of any unqualified plasma after reexamination. The unqualified plasma shall be destroyed right away.

5.     The principal will be fully responsible for the overall technical guidance and quality supervision.

6.     Upon notice of the Agent, the Principal shall transport plasma from the Agent’s location and be responsible for the transportation cost. For the sake of operational efficiency, the Principal shall entrust the Agent to open a specific bank account in the Agent’s operation district in order to pay such as nutrition fee etc to the blood donor.

7.     On behalf of the Principal, the Agent shall pay blood donor nutrition and other fees at a rate of RMB120 per bag. Any increase of fees shall be negotiated by both parties.

8.     The Principal has right to supervise all expenses paid to blood donors.

9.     The Principal shall pay the Agent RMB15 per bag of plasma collected. Both Parties agree that once the second batch of plasma is delivered, the Principal shall settle previous batch of plasma. The last batch of plasma shall be settled within 10 days after delivery.

10.    In the default of the Principle paying the donor’s nutrition fees and the processing fee, the Agent is entitled to terminate processing plasma for the principal.

11.    The Processing Agreement shall be effective from January 1, 2007 to December 31, 2011

12.    All disputes arising from the performance of this agreement shall be settled by both Parties through negotiation.

13.    Matters not mentioned in this Agreement, if arise, shall be negotiated by both Parties.

14.    Each party shall hold one set of the agreement.

15.    This agreement shall effective on the day when signed and chopped by both Parties.

Principal: Shandong Missile Biological Products Co., Ltd

Agent: Xia Jin An Tai Plasma Collection Co., Ltd

January 2, 2007